                                                                     EXHIBIT 4.5

                        VITALINK PHARMACY SERVICES, INC.




                      NON-QUALIFIED RETIREMENT SAVINGS AND
                                INVESTMENT PLAN

                               TABLE OF CONTENTS
                               -----------------

                                                                         PAGE
                                                                         ----
ARTICLE 1     PURPOSE                                                      1

ARTICLE 2     DEFINITIONS                                                  1
        2.1   Account                                                      1
        2.2   Affiliate                                                    1
        2.3   Authorized Leave of Absence                                  1
        2.4   Beneficiary                                                  1
        2.5   Board                                                        1
        2.6   Code                                                         1
        2.7   Committee                                                    2
        2.8   Company                                                      2
        2.9   Company Matching Account                                     2
        2.10  Compensation                                                 2
        2.11  Deferral                                                     2
        2.12  Deferral Agreement                                           2
        2.13  Deferral Contributions Account                               2
        2.14  Disability                                                   2
        2.15  Effective Date                                               3
        2.16  Employee                                                     3
        2.17  Employer                                                     3
        2.18  Employment Commencement Date                                 3
        2.19  Entry Date                                                   3
        2.20  Investment Funds                                             3
        2.21  Normal Retirement                                            3
        2.22  Normal Retirement Age                                        3
        2.23  Participant                                                  3
        2.24  Plan                                                         3
        2.25  Plan Year                                                    4
        2.26  Profit Sharing Account                                       4
        2.27  Service                                                      4
        2.28  Termination Date                                             4
        2.29  Termination of Employment                                    4
        2.30  Trust or Trust Fund                                          4
        2.31  Trust Agreement                                              4
        2.32  Trustee                                                      4
        2.33  Valuation Date                                               4
        2.34  Vested Percentage                                            5
        2.35  Years of Service                                             6
        2.36  Vitalink 401(k) Plan                                         6

ARTICLE 3     ADMINISTRATION OF THE PLAN                                   6

ARTICLE 4     PARTICIPATION AND DEFERRAL  AGREEMENTS                       7
        4.1   Eligibility and Participation                                7
        4.2   Rollovers                                                    7
        4.3   Limitations on Deferrals; Waiver; Committee Discretion       7

ARTICLE 5     ACCOUNTS                                                     8
        5.1   Accounts                                                     8
        5.2   Deferral Contribution Account                                8
        5.3   Company Matching Account                                    10
        5.4   Profit Sharing Account                                      11
        5.5   Earnings on Accounts                                        11
        5.6   Investment Fund Options                                     12
        5.7   Changes in Investment Funds                                 12
        5.8   Valuation of Accounts                                       12
        5.9   Statement of Accounts                                       12
        5.10  Distribution of Accounts                                    13
        5.11  Vesting of Accounts                                         13

ARTICLE 6     BENEFITS TO PARTICIPANTS                                    13
        6.1   Benefits Under the Plan                                     13
        6.2   Unscheduled Withdrawal                                      14
        6.3   Immediate Distribution                                      14

ARTICLE 7     DISABILITY                                                  14

ARTICLE 8     SURVIVOR BENEFITS                                           14

ARTICLE 9     EMERGENCY BENEFIT                                           15

ARTICLE 10    ADOPTION AND WITHDRAWAL BY OTHER ORGANIZATIONS              15
        10.1  Procedure for Adoption                                      15
        10.2  Withdrawal                                                  16

ARTICLE 11    MISCELLANEOUS                                               16
        11.1  Amendment or Termination                                    16
        11.2  Designation of Beneficiary                                  16
        11.3  Limitation of Participant's Right                           17
        11.4  Obligations to Employer                                     17

        11.5  Nonalienation of Benefits                                   17
        11.6  Withholding of Taxes                                        17
        11.7  Trust Fund                                                  17
        11.8  Unfunded Status of Plan                                     18
        11.9  Severability                                                18
        11.10 Governing Law                                               18
        11.11 Headings                                                    18
        11.12 Gender, Singular & Plural                                   18
        11.13 Notice                                                      18
        11.14 Claims Procedure                                            18

                        VITALINK PHARMACY SERVICES, INC.
                      NON-QUALIFIED RETIREMENT SAVINGS AND
                                INVESTMENT PLAN

                                   ARTICLE 1
                                    PURPOSE

       The purpose of the Vitalink Pharmacy Services, Inc. Non-Qualified Retirement Savings and Investment Plan is to provide a means whereby Vitalink Pharmacy Services, Inc. and its Affiliates may afford increased financial security, on a tax-favored basis, to a select group of key management employees of the Company and its Affiliates and other designated individuals who have rendered and continue to render valuable services to the Company and its Affiliates which constitute an important contribution towards the Company's continued growth and success.


                                   ARTICLE 2
                                  DEFINITIONS

        2.1     Account. "Account" means the account established on the books of
                -------
account of the Company pursuant to Section 5.1, with respect to a Participant.

        2.2     Affiliate. "Affiliate" means any firm, partnership or
                ---------
corporation that adopts this Plan in accordance with Article 10 and (a) directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Company or (b) is otherwise authorized by the Board to be considered an Employer for purposes of this Plan.

        2.3     Authorized Leave of Absence. "Authorized Leave of Absence" means
                ---------------------------
an absence from employment by an Employee authorized by an Employer under an Employer's standard personnel practices. An absence due to service in the armed forces of the United States during a period of declared war or national emergency or through the operation of a compulsory military service law and/or during the period thereafter in which an Employee's reemployment rights are guaranteed by federal law shall be considered an Authorized Leave of Absence.

        2.4     Beneficiary. "Beneficiary" means the person or persons
                -----------
designated as such in accordance with Section 11.2.

        2.5     Board.  "Board" means the Board of Directors of the Company.
                -----

        2.6     Code. "Code" means the Internal Revenue Code of 1986, as amended
                ----
from time to time.

        2.7     Committee. "Committee" means the Compensation Committee of the
                ---------
Board, as constituted from time to time, or such other committee as may be designated from time to time by the Board.

        2.8     Company.  "Company" means Vitalink Pharmacy Services, Inc.
                -------

        2.9     Company Matching Account. "Company Matching Account" means the
                ------------------------
Account to which Company Matching Contributions and investment earnings thereon are recorded.

        2.10    Compensation. "Compensation" means the basic cash compensation
                ------------
before any payroll deductions for taxes or any other purposes, including regular commissions paid by an Employer to an Employee in respect of such Employee's Service to an Employer during the Plan Year, increased by any amounts with respect to which the Employee has elected to defer or reduce remuneration for federal income tax purposes (a) under this Plan, (b) under the Vitalink 401(k) Plan, or (c) under any "cafeteria plan" (as described in Section 125 of the Code) maintained by an Employer. Compensation shall not include any amounts paid to the Employee as (w) bonuses, (x) overtime pay, (y) except as otherwise provided in the preceding sentence, any amounts paid during that Plan Year on account of the Employee under this Plan or under any other employee pension benefit plan (as defined in Section 3(2) of ERISA), and (z) except as otherwise provided in the preceding sentence, any amounts which are not includable in the Employee's income for federal income tax purposes.

        2.11    Deferral. "Deferral" means the amount of a Participant's
                --------
Compensation withheld and contributed to the Plan in accordance with the Participant's Deferral Agreement.

        2.12    Deferral Agreement. "Deferral Agreement" means the authorization
                ------------------
form which an eligible individual files with the Company to participate in the Plan.

        2.13    Deferral Contributions Account. "Deferral Contributions Account"
                ------------------------------
means the Account to which Deferrals and investment earnings thereon are recorded.

        2.14    Disability. "Disability" means a physical or mental condition
                ----------
which permanently prevents an Employee from satisfactorily performing his usual duties for an Employer or the duties of such other position or job which an Employer makes available to him and for which such Employee is qualified by reason of his training, education or experience. The determination whether a Participant satisfies this definition of Disability shall be made by the Committee in accordance with nondiscriminatory rules and procedures established by the Committee (which may include a physical examination, medical reports and other evidence).

        2.15    Effective Date. "Effective Date" means the effective date of the
                --------------
Plan, which is October 1, 1997.

        2.16    Employee.  "Employee" means any person who is receiving
                --------
remuneration for personal Services rendered to an Employer (or would be receiving such remuneration except for an Authorized Leave of Absence) in the capacity of an "employee," as defined in Section 3121(d)(1) or (2) of the Code (as opposed to that of an independent contractor), but excluding nonresident aliens who receive no U.S. earned income from an Employer.

        2.17    Employer.  "Employer" means the Company or any of its
                --------
Affiliates.

        2.18    Employment Commencement Date. "Employment Commencement Date"
                ----------------------------
means the date an Employee first performed an hour of Service with an Employer or any prior employer with whom Service is credited under this Plan, if earlier.

        2.19    Entry Date. "Entry Date" means the date or dates eligible
                ----------
Employees commence participation in the Plan -- January 1, April 1, July 1, and October 1 of each Plan Year. In addition, the Effective Date and the first day of any Plan Year are Entry Dates.

        2.20    Investment Funds. "Investment Funds" means the investment funds
                ----------------
established by the Trustee from time to time on the direction of the Committee.

        2.21    Normal Retirement. "Normal Retirement" means with respect to a
                -----------------
Participant the termination of the Participant's Service with all Employers for reasons other than death at any time on or after the date on which the Participant attains his Normal Retirement Age.

        2.22    Normal Retirement Age.  "Normal Retirement Age" means age 65.
                ---------------------

        2.23    Participant. "Participant" means an Employee or other individual
                -----------
who is eligible to participate in the Plan and who has filed a completed and executed Deferral Agreement with the Committee or its designated representatives and is participating in the Plan in accordance with the provisions of Article 4.

        2.24    Plan. "Plan" means the Vitalink Pharmacy Services, Inc. Non-
                ----
Qualified Retirement Savings and Investment Plan, as amended from time to time.

        2.25    Plan Year.  "Plan Year" means the calendar year.
                ---------

        2.26    Profit Sharing Account. "Profit Sharing Account" means the
                ----------------------
Account to which Discretionary Profit Sharing Contributions and investment earnings thereon are recorded.

        2.27    Service. "Service" means the period of time during which a full-
                -------
time employment relationship exists between an Employee and an Employer, including any period during which the Employee is on an Authorized Leave of Absence, whether paid or unpaid. All Years of Service with Grancare, Inc., Manor Care, Inc. and Nationwide Pharmacy Services count for purposes of eligibility and vesting under this Plan.

        2.28    Termination Date. "Termination Date" means the date of a
                ----------------
Participant's Termination of Employment.

        2.29    Termination of Employment. "Termination of Employment" means
                -------------------------
separation from active employment with an Employer resulting from Normal Retirement, death, Disability, voluntary or involuntary severance of employment, or failure to return to active employment with an Employer by the date on which an Authorized Leave of Absence expired.

        2.30    Trust or Trust Fund. "Trust" or "Trust Fund" means the trust
                -------------------
fund maintained in accordance with a Trust Agreement which the Company has adopted.

        2.31    Trust Agreement. "Trust Agreement" means that certain agreement
                ---------------
or agreements between the Company and the Trustee establishing the Trust or Trusts.

        2.32    Trustee.  "Trustee" means the corporation or corporations
                -------
(including without limitation any legal reserve life insurance company or companies) or individual or individuals named in the Trust Agreement and appointed to hold, invest, reinvest, and disburse the Trust Fund.

        2.33    Valuation Date. "Valuation Date" generally means the
                --------------
end of each "business" day, unless the Investment Fund or the per share value of the Investment Fund is not normally valued daily, in which case the term Valuation Date means the date such Investment Fund is actually valued. However, in no event shall a valuation occur less frequently than annually, with the last day of each Plan Year serving as a Valuation Date (or one of the Valuation Dates).

        2.34    Vested Percentage.  "Vested Percentage" means the
                -----------------
percentage (which may differ depending upon the Account to which such percentage relates) of a Participant's nonforfeitable interest in his Deferral Contribution Account, Company Matching Account, or Profit Sharing Account according to the following criteria:

               (a) A Participant's Vested Percentage shall be 100% in his Deferral Contribution Account.

               (b) A Participant's Vested Percentage shall be 100% upon the attainment of Normal Retirement Age (but only if he is employed by an Employer on such date).

               (c) Notwithstanding the above, the following vesting schedules shall apply:

                       (i) 100% immediate vesting for prior Grancare Inc.
               employees.

                       (ii) 100% immediate vesting for Employees hired before
               October 1, 1997 who were not prior Grancare Inc. employees and who were not prior Manor Care, Inc. employees.

                       (iii) Vesting according to the following schedule for prior Manor Care, Inc. employees and for matching accounts transferred from the Manor Care, Inc. Retirement Savings and Investment Plan and for Company Matching Contributions and Discretionary Profit Sharing Contributions made on or after October 1, 1997 for such Employees:

               Years of Service            Percentage
               ----------------            ----------
               Less than 3 years                0%
               3 years                         20%
               4 years                         40%
               5 years                        100%

                       (iv) Vesting according to the following schedule for
               Employees hired on or after October 1, 1997:

               Years of Service            Percentage
               ----------------            ----------
               Less than 5                      0%
               5 or more                      100%

        2.35    Years of Service.  "Years of Service" shall be measured in whole
                ----------------
years and fractions of a year with fractions of a Year of Service determined on the basis of 365 days equaling one year. An Employee's Years of Service shall be determined from his Employment Commencement Date and anniversaries thereof, and shall include the following:

               (a) The total period or periods of employment with an Employer;

               (b) Any period of severance of employment following a Termination of Employment, if the Employee returns to employment with an Employer within 12 months of such severance;

               (c) The first 12 months of any Authorized Leave of Absence, including an absence for maternity or paternity reasons; and

               (d) If the Employee quits, is discharged, or retires at any time during the first 12 months of an Authorized Leave of Absence, the period of severance after the date he so quits, is discharged, or retires, if he returns to employment with an Employer within 12 months of the date when his Authorized Leave of Absence began.

        2.36    Vitalink 401(k) Plan.  "Vitalink 401(k) Plan" means
                --------------------
the Vitalink Pharmacy Services, Inc. Retirement Savings And Investment Plan.


                                   ARTICLE 3
                          ADMINISTRATION OF THE PLAN

       The Committee is hereby authorized to administer the Plan and to establish, adopt, or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. The Committee shall have discretionary authority to construe and interpret the Plan and to determine the rights, if any, of Participants and Beneficiaries under the Plan. The Committee's resolution of any matter concerning the Plan shall be final and binding upon any Participant and Beneficiary affected thereby. Members of the Committee shall be eligible to participate in the Plan while serving as members of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member's interest in the Plan as a Participant.

                                   ARTICLE 4
                     PARTICIPATION AND DEFERRAL AGREEMENTS

        4.1     Eligibility and Participation.
                -----------------------------

                (a) Eligibility. Eligibility to participate in the Plan shall be
                    -----------
     limited to executives or other key Employees of the Company or its Affiliates who are selected by the Board in its sole discretion and who have at least one-half of a Year of Service.

                (b) Participation. An eligible individual may elect to make a
                    -------------
     Deferral by submitting a Deferral Agreement to the Committee prior to any Entry Date after he first satisfies the requirements to be eligible to participate in this Plan. Pursuant to such Deferral Agreement, a Participant shall elect the percentage by which the Compensation of such Participant will be deferred and shall provide such other information as the Committee shall require. Notwithstanding anything in this Plan to the contrary, any election by a Participant to defer his Compensation under the Plan for any Plan Year in which the Participant has not made the maximum elective deferrals under Section 402(g) of the Code or the terms of the Vitalink 401(k) Plan shall not be given effect. A Participant's election to defer Compensation shall be irrevocable, except as otherwise specifically provided in this Plan.

        4.2     Rollovers.  All amounts previously deferred under the
                ---------
Manor Care, Inc. Nonqualified Retirement Savings And Investment Plan (the "Manor Care Plan"), all matching contributions previously credited under the Manor Care Plan, and all investment earnings thereon, all of which are held by the trustee of the Manor Care Plan shall be automatically transferred to the Trustee of this Plan and allocated to the Participant's Deferral Contribution Account and Company Matching Account, as the case may be, under this Plan as of the Effective Date of this Plan. All amounts rolled over into a Participant's Deferral Contribution Account and Company Matching Account shall be subject to all the provisions of this Plan.

        4.3     Limitations on Deferrals; Waiver; Committee Discretion.
                ------------------------------------------------------
The Committee may further limit any minimum or maximum amount deferred by any Participant or group of Participants, or waive any minimum and maximum limits for any Participant or group of Participants, for any reason.

                                   ARTICLE 5
                                   ACCOUNTS

        5.1     Accounts.  For record-keeping purposes only, a Deferral
                --------
Contribution Account, a Company Matching Account, and a Profit Sharing Account shall be established and maintained as applicable for each Participant as part of his Account in the Plan. The Committee shall establish and maintain separate Accounts with respect to each Participant. The amount by which Compensation is deferred pursuant to Section 5.2 shall be credited by the Company to the Participant's Deferral Contribution Account no later than the first day of the month following the month in which such Compensation would otherwise have been paid. All of the Participant's Accounts shall be reduced by the amount of any payments made by the Company to the Participant or the Participant's Beneficiary pursuant to this Plan. The Company shall credit a Participant's Company Matching Account in accordance with Section 5.3. The Company shall credit a Participant's Profit Sharing Account in accordance with Section 5.4.

        5.2     Deferral Contribution Account.
                -----------------------------

                (a)  Deferrals.
                     ---------

                       (i) Each Plan Year, the Employer employing a Participant
                who has elected in a Deferral Agreement to defer his Compensation pursuant to this Section 5.2(a) shall withhold from such Participant's Compensation the amount of Compensation deferred under this Plan, as elected by such Participant. A Participant's election to defer Compensation under this Plan shall be in a whole percentage of his Compensation. Such Deferrals shall be made through regular payroll deductions by notifying the Committee or its designated representatives, no later than the day preceding the first applicable payroll period as of which such election is intended to become effective, pursuant to a Deferral Agreement or such notification procedures as the Committee may establish, from time to time. Such election shall remain in effect for subsequent Plan Years until suspended, modified or revoked pursuant to Section 5.2(b).

                       (ii) The aggregate maximum amount by which a Participant
                may elect to defer his Compensation for any Plan Year under this Plan and under the Vitalink 401(k) Plan shall not exceed 15% of his Compensation for any Plan Year. For any Plan Year, the amount contributed by the Company to the Participant's Deferral Contribution Account under this Plan shall be the difference between the aggregate maximum Deferrals elected by the Participant under this Plan and under the Vitalink 401(k) Plan and the amounts contributed (and not otherwise required to be refunded) to the Participant's Deferred Income Account under the Vitalink 401(k) Plan for such Plan Year.

                       (iii) A Participant's election to defer his Compensation pursuant to a Deferral Agreement shall also constitute his agreement to defer and have contributed to this Plan the amount, if any, which the Administrator of the Vitalink 401(k) Plan determines must be refunded to such Participant during the Plan Year due to application of the nondiscrimination rules or other limitations to the Vitalink 401(k) Plan. The Committee shall establish uniform and nondiscriminatory procedures regarding the timing and manner in which such additional Deferrals are made to the Plan.

                (b)  Suspension or Modification of Deferrals.  A Participant may
                     ---------------------------------------
     elect to increase, decrease, suspend, or recommence his Deferrals by notifying the Committee or its designated representatives no later than the day preceding the first applicable payroll period as to which such election is intended to become effective, pursuant to such rules and notification procedures as the Committee may establish, from time to time. Subsequent elections to increase, decrease or recommence Deferrals shall not apply to any Deferrals which represent payment for Services performed (including commissions earned) prior to the beginning of the first day of the payroll period to which such increase, decrease or recommencement of Deferrals applies. The Deferrals of a Participant shall be suspended automatically for any payroll period in which such Participant does not receive any Compensation, including periods of an Authorized Leave of Absence.

                (c)  Method of Allocating Deferral Contributions.  Each
                     -------------------------------------------
     Participant who elected to defer his Compensation during a Plan Year pursuant to the provisions of this Section 5.2 shall receive an allocation of deferred Compensation to his Deferral Contribution Account for such Plan Year equal to the amount by which he elected to defer his Compensation for such Plan Year pursuant to the provisions of Section 5.2(a).

                (d)  Termination of Employment.  A Participant's Deferrals shall
                     -------------------------
     terminate upon the Participant's Termination of Employment.

        5.3     Company Matching Account.
                ------------------------

                (a) Each Plan Year, each Participant shall receive an allocation to his Company Matching Account for such Plan Year (the "Company Matching Contribution"), provided that such Participant is still employed
                              --------
     by an Employer on the last day of the Plan Year to which the Company Matching Contribution relates. Notwithstanding the previous sentence, a Participant who has a Termination of Employment during the Plan Year on account of death, Disability, or Normal Retirement shall receive a Company Matching Contribution under this Section 5.3 for such Plan Year. The Company Matching Contribution for each Plan Year shall be contributed to the Plan no later than the due date, including extensions, for the Company's income tax return for its fiscal year end which coincides with or includes the end of such Plan Year.

                (b) The aggregate maximum Company Matching Contribution allocable to a Participant for any Plan Year under this Plan and under the Vitalink 401(k) Plan shall be equal to the first 6% of a Participant's Compensation that is subject to Deferrals under this Plan and the Vitalink 401(k) Plan multiplied by the applicable Matching Percentage determined from the following table:

               Years of Service     Matching Percentage
               ----------------     -------------------
                   1 to 5                    25%
                   6 to 9                    75%
                  10 or more                100%

     The Company Matching Contribution under this Plan for such Plan Year shall be the difference between the aggregate maximum Company Matching Contribution allocable to the Participant and the Company Matching Contribution made for such Participant under the Vitalink 401(k) Plan.

                (c) If, in any Plan Year, any person who should not have been included as a Participant in the Plan is erroneously included and discovery of such incorrect inclusion is not made until after a contribution for the Plan Year has been made and allocated, the Company shall not be entitled to recover the Company Matching Contribution made with respect to such Participant regardless of whether or not a deduction is allowable with respect to such contribution.

        5.4     Profit Sharing Account.
                ----------------------

                (a) If Profit Sharing Contributions (as defined in the Vitalink 401(k) Plan) are made under the Vitalink 401(k) Plan, an Employer may make a discretionary profit sharing contribution (a "Discretionary Profit Sharing Contribution") under this Plan to a Participant's Profit Sharing Account if such Participant is still employed by an Employer on the last day of the Plan Year. Notwithstanding the previous sentence, a Participant who has a Termination of employment during the Plan Year on account of death, Disability, or Normal Retirement shall be eligible for a Discretionary Profit Sharing Contribution under this Section 5.4 using the same allocation formula that was used by the Company in determining the amount of the Profit Sharing Contribution under the Vitalink 401(k) Plan. The Discretionary Profit Sharing Contribution, if any, for each Plan Year shall be contributed to the Plan no later than the due date, including extensions, for the Company's income tax return for its fiscal year end which coincides with or includes the end of such Plan Year.


                (b) If, in any Plan Year, any person who should not have been included as a Participant in the Plan is erroneously included and discovery of such incorrect inclusion is not made until after a contribution for the Plan Year has been made and allocated, the Company shall not be entitled to recover the Discretionary Profit Sharing Contribution made with respect to such Participant regardless of whether or not a deduction is allowable with respect to such contribution. In such event, the amount contributed with respect to such Participant shall constitute a forfeiture for the Plan Year in which the discovery is made.

        5.5     Earnings on Accounts.  A Participant's Account shall be
                --------------------
invested in the Investment Funds available under the Plan from time to time in accordance with the Investment Funds elected by the Participant from time to time. Participants may allocate their Accounts among the Investment Funds available under the Plan only in whole percentages of not less than 1% for any Investment Fund. The gross rate of return, positive or negative, credited under each Investment Fund is based upon the actual performance of the corresponding Investment Fund which the Committee may designate from time to time, and shall equal the total return of such Investment Fund net of asset based charges, including, without limitation, money management fees and fund expenses. The net rate of return, positive or negative, credited under each Investment Fund shall be determined by subtracting the allocable share of trustee and administrative fees and expenses charged by United Missouri Bank, or any successor Trustee or Committee, from the gross rate of return. The Company by action of the Committee reserves the right, on a prospective basis, to add or delete Investment Funds; provided, however, that any such change in the Investment
                  -----------------
Funds available under the Plan, shall only affect the rate at which earnings will be credited to a Participant's Account in the future, and shall not affect the existing value of a Participant's Account, including any earnings credited under the Plan up to the date of such change.

        5.6     Investment Fund Options.  Except as otherwise provided
                -----------------------
pursuant to Section 5.5, the Investment Funds available under the Plan shall consist of the options selected by the Committee, in its sole discretion. Notwithstanding that the gross rates of return credited to Participants'

Accounts under the Investment Funds are based upon the actual performance of the designated Investment Funds, or such other investment funds as the Committee may designate, the Committee shall not be obligated to invest any Compensation deferred by Participants under this Plan, or any other amounts, in such Investment Funds. Notwithstanding anything to the contrary, shares of stock of the Company or any of its Affiliates or any related company shall not be an Investment Fund.

        5.7     Changes in Investment Funds.  A Participant may change
                ---------------------------
the Investment Funds for his Account not more frequently than once per day by filing a new investment election form with the Committee or its designated representatives or as otherwise provided by the Committee, in its sole discretion. Any such changes made by a Participant shall apply to the allocation of the Participant's existing Account balances and new Deferrals, Company Matching Contributions, and Discretionary Profit Sharing Contributions under the Plan. Changes shall be effective following the day of receipt of a new investment election form by the Committee or its designated representatives. Any changes in election of Investment Funds must be in whole percentages.

        5.8     Valuation of Accounts.  The value of a Participant's
                 ---------------------
Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.5 through the Valuation Date preceding such date, less the amounts theretofore deducted from such Account. Notwithstanding anything in the Plan to the contrary, the value of an Account as of any time shall be determined on a "cash" basis. That is, Compensation which is deferred or earnings which have accrued to an Account shall not be recognized for purposes of determining the value of such Account until such amount is actually credited (or deposited) to such Account.

        5.9     Statement of Accounts.  The Committee shall provide to
                ---------------------
each Participant, not less frequently than quarterly, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of the Participant in his Account.

        5.10    Distribution of Accounts.  Any distribution made to or
                ------------------------
on behalf of a Participant from his Account in an amount which is less than the entire balance of such Account shall be made pro rata from each of the Investment Funds to which such Account is then allocated, unless another manner of distribution is approved by the Committee in its discretion.

        5.11    Vesting of Accounts.  Each Participant shall be 100%
                -------------------
vested at all times in the amounts credited to such Participant's Deferral Contribution Account. A Participant's interest in any credit to his Company Matching Account or his Profit Sharing Account and earnings thereon shall be vested in accordance with his applicable Vested Percentage.

                                   ARTICLE 6
                           BENEFITS TO PARTICIPANTS

        6.1     Benefits Under the Plan.
                -----------------------

                (a)  Benefits Upon Normal Retirement.  If a Participant is
                     -------------------------------
     employed by an Employer at his Normal Retirement Age, his Company Matching Account and Profit Sharing Account, to the extent not previously fully vested, shall fully vest at that time. If the Participant continues in an Employer's employ after Normal Retirement Age, he shall continue to be eligible to make Deferrals under the Plan and to share in the allocations of Company Matching Contributions and Discretionary Profit Sharing Contributions under the Plan until his actual Normal Retirement. Upon Normal Retirement, a Participant shall be entitled to receive benefits equal to the total value of his Accounts in the Plan as determined in accordance with the provisions of Section 5.8. Such benefits shall be paid in a lump sum as soon as practicable following Normal Retirement.

                (b)  Benefits Upon Termination of Employment.  In the case of a
                     ---------------------------------------
     Participant whose Service with an Employer terminates prior to the earliest date on which he is eligible for Normal Retirement, other than on account of his Disability or death, such Participant shall be entitled to receive
     (i) 100% of the value of his Deferral Contribution Account, (ii) the Vested Percentage of the value of his Company Matching Account, and (iii) the Vested Percentage of the value of his Profit Sharing Account. Such values shall be determined in accordance with the provisions of Section 5.8. Such Participant's vested Accounts shall be distributed in a lump sum as soon as practicable following the Participant's Termination Date. The unvested portion of a Participant's Company Matching Account and Profit Sharing Account shall be forfeited to the Company upon the Participant's receipt of a distribution of the total vested amounts of his Accounts under the Plan.

        6.2     Unscheduled Withdrawal.  A Participant may withdraw the
                ----------------------
entire vested amount of his Account in the Plan at any time, subject to a penalty equal to a 10% reduction in his entire Account balance, which shall be forfeited to the Company. After receiving any such distribution, a Participant shall not be permitted to participate in or elect a new Deferral under the Plan for a period of one year following the date of the distribution.

        6.3     Immediate Distribution.  From time to time, the
                ----------------------
Committee may, in its sole discretion, determine that the inclusion of an Employee in the Plan jeopardizes the ability of the Plan to continue to satisfy the requirements under Section 3(36) of ERISA. In such an instance, the Committee may direct the immediate distribution to such Employee of any vested amount in his Deferral Contribution Account, Company Matching Account and Profit Sharing Account.

                                   ARTICLE 7
                                  DISABILITY

       If a Participant has a Termination of Employment by reason of Disability while in the employ of the Company, his Company Matching Account and his Profit Sharing Account shall become fully vested, and he shall be entitled to receive benefits equal to the total value of his Accounts in the Plan as determined in accordance with the provisions of Section 5.8. Such benefits shall be paid in a lump sum as soon as practicable following the Termination Date.


                                   ARTICLE 8
                               SURVIVOR BENEFITS

       Upon the death of a Participant who was employed by the Company at the time of his death, such deceased Participant's Company Matching Account and Profit Sharing Account shall become fully vested, and his Beneficiary (as determined under Section 11.2) shall be entitled to receive benefits equal to the total value of the deceased Participant's Accounts in the Plan as determined in accordance with the provisions of Section 5.8. Such benefits shall be paid in a lump sum as soon as practicable following the Participant's death, in lieu of any benefits otherwise payable under the Plan to or on behalf of such Participant.

                                   ARTICLE 9
                               EMERGENCY BENEFIT

       In the event that the Committee, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an unforeseeable financial emergency, the Company shall pay to the Participant, as soon as practicable following such determination, an amount necessary to meet the emergency, after deducting any and all taxes as may be required to be withheld pursuant to Section 11.6 (the "Emergency Benefit"). For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be
                                                           ---------
considered to be the result of an unforeseeable financial emergency. Any amounts paid to a Participant as an Emergency Benefit shall be treated as a distribution from the Participant's Account, but shall not be subject to a
                                                       ---
reduction penalty. Notwithstanding anything in this Plan to the contrary, a Participant who receives an Emergency Benefit in any Plan Year shall not be entitled to make any further deferrals for the remainder of such Plan Year.

                                  ARTICLE 10
                ADOPTION AND WITHDRAWAL BY OTHER ORGANIZATIONS

        10.1    Procedure for Adoption.
                ----------------------

                (a)  Affiliates.  Subject to the consent and approval of the
                     ----------
     Company, an Affiliate now in existence or hereafter formed or acquired, which is not already a participating Employer under this Plan, and which is otherwise legally eligible may, with the consent and approval of the Company, adopt the Plan and Trust, and thereby from and after the specified effective dated become a participating Employer under this Plan. Such adoption shall be effectuated and evidenced by a formal resolution for the Board of Directors of such Affiliate. The adopting resolution may contain such specific changes and variations in the Plan or the Trust as may be acceptable to the Company and the Trustee. The adopting resolution for an Affiliate shall become, as to such Affiliate and its Employees, a part of this Plan as then in effect. It shall not be necessary for such adopting Affiliate to execute the Plan or Trust as then in effect. The effective date of the Plan for any such adopting Affiliate shall be that stated in the adopting resolution and from and after such effective date such adopting Affiliate shall assume all the rights, obligations and liabilities of an Employer under the Plan and Trust.

                (b)  Acquisition of Entity Which Becomes Part of Employer:  In
                     ----------------------------------------------------
     the event an Employer acquires an entity which becomes part of an Employer (as opposed to the situation where the acquired entity becomes a separate Affiliate as described in Section 10.2(a) above), Service performed for such prior entity shall constitute Service performed for an Employer unless the Board amends the Plan to provide otherwise. Such amendment may also contain other changes and variations in the Plan or the Trust as are necessary to carry out the intent of the Company.

        10.2    Withdrawal.  Any participating Employer, by action for
                ----------
its Board of Directors and notice to the Company and the Trustee, may withdraw from the Plan and Trust at any time without affecting other Employers not withdrawing by complying with the provisions of the Plan and Trust. A withdrawing Employer may arrange for the continuation by itself or its successor of this Plan and Trust in separate forms for its own Employees, with such amendments if any, as it may deem proper, and may arrange for continuation of the Plan and Trust by merger with an existing plan and fund and transfer of Trust assets.

                                  ARTICLE 11
                                 MISCELLANEOUS

        11.1    Amendment or Termination.  The Plan may be amended, suspended,
                ------------------------
discontinued or terminated at any time by the Board, or by any other committee or entity authorized by the Board, provided, however, that no such amendment,
                                   --------  -------
suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the Participant's Account as of the effective date of such amendment, suspension, discontinuance or termination.

        11.2    Designation of Beneficiary.  Each Participant may designate a
                --------------------------
Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If a Participant has failed to designate a Beneficiary, or if the Beneficiary designated by the Participant is dead or cannot be located, then the Participant's Account shall be distributed in the following order of priority: (a) first to the Participant's surviving spouse, if any, (b) second among the Participant's then living children, in equal shares, if any, and (c) third to the personal representative of the Participant's estate.

        11.3    Limitation of Participant's Right.  Nothing in this Plan shall
                ---------------------------------
be construed as conferring upon any Participant any right to continue in the employment of an Employer, nor shall it interfere with the rights of an Employer to terminate the employment of any Participant and/or take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

        11.4    Obligations to Employer.  If a Participant becomes entitled to a
                -----------------------
distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to an Employer, then such Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.

        11.5    Nonalienation of Benefits.  Except as expressly provided herein,
                -------------------------
no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant's interest under the Plan. An Employer's obligations under this Plan are not assignable or transferable except to (a) a corporation which acquires all or substantially all of an Employer's assets or
(b) any corporation into which an Employer may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.

        11.6    Withholding of Taxes.  The Employer may make such provisions and
                --------------------
take such actions as it may deem necessary or appropriate for the withholding of any taxes which an Employer is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

        11.7    Trust Fund.  The Employer shall be responsible for the
                ----------
payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, an Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, an Employer.

        11.8    Unfunded Status of Plan.  The Plan is intended to
                -----------------------
constitute an "unfunded" plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

        11.9    Severability.  If any provision of this Plan is held
                ------------
unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

        11.10   Governing Law.  The Plan shall be construed in accordance with
                -------------
and governed by the laws of the State of Missouri, without reference to the principles of conflict laws.

        11.11   Headings.  Headings are inserted in this Plan for convenience of
                --------
reference only and are to be ignored in the construction of the provisions of the Plan.

        11.12   Gender, Singular & Plural.  All pronouns and any variations
                -------------------------
thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identify of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

        11.13   Notice.  Any notice or filing required or permitted to
                ------
be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Committee or to such representatives as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

        11.14   Claims Procedure.  The Committee shall make all determinations
                ----------------
as to the right of any person to a benefit under this Plan.

                Claims shall be made and processed according to the following procedures:

                (a) Claims must be in writing and must be delivered to the Committee.

                (b) The Committee will act on a claim within a reasonable period of time after its receipt. Claims shall be acted upon within 90 days after receipt of the claim by the Committee, unless special circumstances require an extension of time. If such an extension of time is required, written notice of the extension and the special circumstances shall be given to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. Claims not acted upon within the time prescribed herein shall be deemed denied for purposes of proceeding to the review stage.

                (c) The Committee shall provide to every claimant whose claim is denied written notice setting forth in a manner calculated to be understood by the claimant:

                     (i)   The specific reason or reasons for the denial;

                     (ii) Specific reference to pertinent Plan provisions on which the denial is based;

                     (iii) A description of any additional material or
               information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

                     (iv)  An explanation of the Plan's claim review procedure.

                (d) The claimant shall be afforded a reasonable opportunity to appeal a denial of the claim to the Committee for a full and fair review. Such appeal must be made in writing upon application to the Committee and may not be made more than 60 days following receipt by the claimant of written notification of denial of his claim. The claimant or his duly authorized representative shall be permitted to review pertinent documents and submit issues and comments in writing.

     The decision upon review shall be made promptly, and not later than 60 days after receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of a request for review. If requested, a hearing shall be granted by the Committee.

     The decision on review shall be in writing and shall include specific references to the pertinent Plan provisions on which the decision is based.

     The Committee may designate a representative to receive, review and decide claims in accordance with Sections 11.14 (a), (b), and (c). However, the Committee will receive, review and decide all appeals in accordance with Section 11.14(d).

     IN WITNESS WHEREOF, Vitalink Pharmacy Services, Inc. has caused this Plan to be executed this 29th day of September, 1997, to be effective as of October 1, 1997.

                                       Vitalink Pharmacy Services, Inc.


                                       By: /s/ Stephen A. Thompson
                                          -------------------------------------

                                       Its: Senior Vice President
                                           ------------------------------------